EXHIBIT 10.2

November 9, 2023

CONFIDENTIAL

Aptevo Therapeutics Inc.

2401 4th Avenue, Suite 1050

Seattle, WA 98121

Attention: Marvin L. White, Chief Executive Officer

Re: Aptevo Therapeutics Inc. – Financial Advisory Agreement

Dear Mr. White,

The purpose of this letter (this “Agreement”) is to confirm the engagement of A.G.P./Alliance Global Partners (“A.G.P.”) by Aptevo Therapeutics Inc., a Delaware corporation (the “Company”), to render Financial Services (as defined below) to the Company.

1.
Services. During the term of this Agreement, A.G.P. shall, on an exclusive basis, provide advice to, and consult with, the Company concerning business and financial planning, corporate organization and structure, and the Company’s offer or sale of securities in any private and public equity or debt financing, and such other, similar matters as the parties may mutually agree (collectively, the “Financial Services”). The Financial Services shall be provided to the Company in such form, manner and place as the parties mutually agree. Examples of such financial services may include, without limitation:
i.
providing introductions to or strategic advice with respect to potential investors or other sources of capital to finance the Company’s business objectives;

ii.
providing other general corporate finance or strategic financial consultancy services as required by the Company;

iii.
providing consultancy services in connection with capital raising, recapitalization, or restructuring by the Company, including, raising capital by means of senior secured debt, unsecured or subordinated debt, preferred stock or common equity; and

iv. additional services incidental to the above, as directed by the Company.

2.
Term. The term of this Agreement shall be a period commencing on the date of this Agreement and continuing for a period of thirty calendar days, unless sooner terminated by the Company as provided herein.
3.
Compensation. In consideration of A.G.P.’s entering into this Agreement, as compensation, in full, for the Financial Services, the Company shall pay to A.G.P. a cash fee equal to 7% of the aggregate gross proceeds raised in connection with the warrant inducement during the Exercise Period (as defined in that certain Inducement Offer Letter, dated November 9, 2023, by and between the purchaser named on the signature page therein and the Company), which shall be payable by wire-transfer in immediately available funds to A.G.P.’s account set forth in Exhibit A of this letter (the “Financial Advisory Fee”) on the date on which the Exercise Period ends.
4.
Legal Expenses. In addition to any fees payable to A.G.P. hereunder, the Company hereby agrees to reimburse A.G.P. for accountable legal expenses incurred by A.G.P. in connection with the transaction in the amount of $30,000.
5.
Termination. This Agreement may be terminated by the Company at any time after 10-days written notice to A.G.P. Upon the termination of this Agreement, no further payments will be due or payable to A.G.P. Notice required to be given in writing pursuant to any of the provisions of this Agreement shall be (a) sent via electronic mail, if to A.G.P. at thiggins@allianceg.com or, if to the Company, to SoYoung Kwon, Esq., at kwons@apvo.com, or (b) mailed by next-day delivery using a nationally-recognized overnight courier or hand-delivered (a) if to the Company, at the address set forth above, and (b) if to A.G.P., at 590 Madison Avenue, 28th Floor, New York, New York 10022, Attention: Thomas Higgins.
6.
Amendment. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.
7.
Waiver. Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.
8.
Severability. In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.
9.
Indemnity. To the extent permitted by law, the Company will indemnify A.G.P. and its affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from A.G.P.’s fraud, willful misconduct or gross negligence in performing the services described herein.

i. Promptly after receipt by A.G.P. of notice of any claim or the commencement of any action or proceeding with respect to which A.G.P. is entitled to indemnity hereunder, A.G.P. will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by A.G.P., the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to A.G.P. and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, A.G.P. will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for A.G.P. reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and A.G.P. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to local counsel. The Company will have the exclusive right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of A.G.P., which will not be unreasonably withheld.

ii.
The Company agrees to notify A.G.P. promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction and/or the services contemplated by this Agreement.

iii. If for any reason the foregoing indemnity is unavailable to A.G.P. or insufficient to hold A.G.P. harmless, then the Company shall contribute to the amount paid or payable by A.G.P. as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and A.G.P. on the other, but also the relative fault of the Company on the one hand and A.G.P. on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, A.G.P.’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by A.G.P. under this Agreement (excluding any amounts received as reimbursement of expenses incurred by A.G.P.).

iv. These indemnification provisions shall remain in full force and effect whether or not the transaction and/or services contemplated by this Agreement is completed and shall survive the termination of this Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this Agreement or otherwise.

v. The Company represents that it is free to enter into this engagement letter and the transactions contemplated hereby, that it will act in good faith, and that it will not hinder A.G.P.’s efforts hereunder. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither A.G.P. nor its affiliates, and the respective officers, directors, employees, agents and representatives of A.G.P., its affiliates and each other person, if any, controlling A.G.P. or any of its affiliates, will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. A.G.P. will act under this engagement letter as an independent contractor with duties to the Company.

10.
Governing Law and Arbitration. The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of New York, without giving effect to its conflict of law principles or rules that would defer to the laws of another jurisdiction. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, including but not limited to securities activity and financing advice, then the parties agree to submit the dispute to binding and non-appealable arbitration in a venue located in New York, New York, in accordance with the Code of Arbitration Procedure published by FINRA Dispute Resolution. The determination of the arbitrator shall be conclusive, final and binding on the parties. The prevailing party shall be reimbursed by the non-prevailing party for all reasonable attorney’s fees and costs (including all arbitration costs) incurred by the prevailing party in resolving such dispute. Any award rendered in arbitration may be enforced in any court of competent jurisdiction.
11.
Counterparts; Facsimile. This agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument. A pdf or facsimile signature of any party shall be considered to have the same binding legal effect as an original signature.
12.
Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Financial Services and supersedes any and all prior or contemporaneous written or oral agreements relating to any Financial Services. Neither party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein with respect to the Financial Services.

[Signature Page Follows]

In acknowledgment that the foregoing correctly sets forth the understanding reached by A.G.P. and the Company, please sign and return to us one copy of this engagement letter. This engagement letter may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Yours truly,

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

Accepted and agreed to as of

the date first written above:

APTEVO THERAPUETICS INC.

By:	/s/ Marvin L. White
Name:	Marvin L. White
Title:	Chief Executive Officer

Exhibit A

OMITTED